Exhibit 99.1


                                     CONTACT:    Nicholas M. Rolli
                                                 (917) 663-3460

                                                 Timothy R. Kellogg
                                                 (917) 663-2759


                      ALTRIA GROUP, INC. REPORTS
                      --------------------------
               2005 FOURTH-QUARTER AND FULL-YEAR RESULTS
               -----------------------------------------


    FOURTH-QUARTER 2005
    -------------------

        -- Diluted earnings per share from continuing operations up 13.5% to $1.09 vs. $0.96 in year-ago quarter, including the items detailed on Schedule 7

        -- Earnings from continuing operations up 15.0% to $2.3 billion

    FULL-YEAR 2005
    --------------

        -- Diluted earnings per share from continuing operations up 11.6% to $5.10 vs. $4.57 in 2004, including the items detailed on Schedule 8

        -- Earnings from continuing operations up 13.2% to $10.7 billion

    2006 OUTLOOK
    ------------

        -- Full-year 2006 diluted earnings per share from continuing operations projected in a range of $4.85 to $4.95

        -- Includes approximately $0.36 per share in charges for Kraft's restructuring program, an unfavorable currency impact of $0.14 per share, based on current exchange rates, and about $0.10 per share for lower tobacco income in Spain

        --  Excludes any future acquisitions or divestitures

    NEW YORK, January 31, 2006 - Altria Group, Inc. (NYSE:MO) today announced fourth-quarter 2005 diluted earnings per share from continuing operations were up 13.5% to $1.09, including the items detailed on Schedule 7, versus $0.96 in the same quarter a year ago.
    For the full year 2005, diluted earnings per share from continuing operations were up 11.6% to $5.10, including items detailed on
Schedule 8, versus $4.57 for the full year 2004.
    "Overall, we achieved solid results in 2005, with strong income growth in our tobacco businesses partially offset by weaker results in food," said Louis C. Camilleri, chairman and chief executive officer of Altria Group, Inc. "We enter 2006 with considerable momentum. However, circumstances affecting some of PMI's key markets, most notably Spain, dictate a cautious earnings outlook this early in the year. In addition, unfavorable currency, Kraft's restructuring costs and the inclusion of an extra week of results at Kraft in 2005 will make for difficult comparisons this year. I am nevertheless confident that we have the strategic wherewithal and resources to manage the challenges ahead and successfully seize the considerable opportunities ahead of us."

2006 Full-Year Forecast
-----------------------

    Altria Group is projecting 2006 full-year diluted earnings per share from continuing operations in a range of $4.85 to $4.95.
    This forecast includes approximately $0.36 per share in charges associated with the Kraft restructuring program, unfavorable currency of $0.14 per share at current exchange rates, about $0.10 per share for lower tobacco income in Spain, $0.05 per share due to higher shares outstanding, and $0.04 per share as a result of a higher base income tax rate of 33.9% versus a corresponding rate of 33.4% in 2005. It does not include any future acquisitions or divestitures, or the benefit of potential tax accrual reversals following the completion of audits in certain jurisdictions. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this projection.

Conference Call
---------------

    A conference call with members of the investment community and news media will be Webcast at 9:00 a.m. Eastern Time on January 31, 2006. Access is available at www.altria.com.

                          ALTRIA GROUP, INC.
                          ------------------

    As described in "Note 15. Segment Reporting" of Altria Group, Inc.'s 2005 Annual Report, management reviews operating companies income, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends. For a reconciliation of operating companies income to operating income, see the Condensed Statements of Earnings contained in this release.
    Altria Group, Inc.'s consolidated statement of earnings for the year ended December 31, 2005 includes a 53rd week for Kraft. Kraft's subsidiaries generally end their fiscal years on the last Saturday of the year. Accordingly, most years contain 52 weeks of operating results, while every fifth or sixth year includes 53 weeks. The extra week at Kraft added an estimated $625 million in net revenues and $100 million in operating income to Altria's results for the full year and fourth quarter of 2005.
    All references in this news release are to continuing operations, unless otherwise noted.

2005 Full-Year Results
----------------------

    Net revenues for the full year 2005 increased 9.2% versus 2004 to $97.9 billion, including favorable currency of $2.0 billion, the favorable impact from acquisitions of $1.6 billion and the benefit of an additional shipping week at Kraft in 2005.
    Operating income increased 9.3% to $16.6 billion, reflecting the items described in the attached reconciliation on Schedule 6, including favorable currency of $421 million, $341 million from acquisitions, primarily Sampoerna, the absence of the upfront expense related to the 2004 E.C. agreement, lower charges for asset impairment, implementation and exit costs, primarily at Kraft, gains on sales of businesses, the reversal of a 2004 accrual related to tobacco quota buyout legislation and higher results from operations for domestic and international tobacco, and the impact of the extra week at Kraft. These were partially offset by a larger provision in 2005 than in 2004 for airline industry exposure at Philip Morris Capital Corporation (PMCC), a charge for PM USA's portion of the losses incurred by the federal government on the disposition of its pool tobacco stock and lower results at Kraft.
    Earnings from continuing operations increased 13.2% to $10.7 billion, primarily reflecting the items mentioned above and a lower tax rate, partially offset by higher minority interest and lower equity income from SABMiller. The Company's effective tax rate was 29.9% for the full-year 2005 compared to 32.4% in 2004. This lower tax rate reflects the reversal of tax accruals no longer required at Kraft and PMI, tax benefits generated by the repatriation of $6.0 billion of earnings under provisions of the American Jobs Creation Act and associated foreign tax benefits, foreign rate differentials net of associated repatriation impacts and the new domestic manufacturers' deduction.
    Net earnings, including discontinued operations, increased 10.8% to $10.4 billion. Diluted earnings per share, including discontinued operations as detailed on Schedule 4, increased 9.4% to $4.99.
    On October 12, 2005, SABMiller plc completed its acquisition of Bavaria SA, the second-largest brewer in South America. As a result, Altria's ownership has been reduced from 33.9% to 28.7% of the enlarged SABMiller plc.
    During 2005, Altria Group, Inc. increased its regular quarterly dividend by 9.6% to $0.80 per common share, which represents an annualized rate of $3.20 per common share.

2005 Fourth-Quarter Results
---------------------------

    Net revenues for the fourth quarter of 2005 increased 9.4% versus 2004 to $24.5 billion, including $582 million from acquisitions, favorable currency of $136 million and the benefit of an additional week at Kraft.
    Operating income increased 5.3% to $3.6 billion, reflecting the items described in the attached reconciliation on Schedule 3, including higher results from operations for North American food and international food, which included the benefit of the extra week at Kraft, the impact of acquisitions of $121 million, primarily Sampoerna, and a favorable comparison to the year-earlier period, which included a $140 million provision against PMCC's airline industry exposure. These were partially offset by $342 million in charges for asset impairment, implementation and exit costs, primarily at Kraft, in the fourth quarter of 2005 versus $268 million in the fourth quarter of 2004.
    Earnings from continuing operations increased 15.0% to $2.3 billion, reflecting the aforementioned factors and a lower effective tax rate. The company's effective tax rate was 30.7% in the fourth quarter of 2005 compared to 35.5% in 2004. The effective tax rate reflects certain tax benefits from the divestiture of Stella D'oro, foreign rate differentials net of associated repatriation impacts, dividend repatriation tax benefits and the new domestic manufacturers' deduction.
    Net earnings, including discontinued operations, increased 17.6% to $2.3 billion. Diluted earnings per share, including discontinued operations as detailed on Schedule 1, increased 16.0% to $1.09.

                           DOMESTIC TOBACCO
                           ----------------

2005 Full-Year Results
----------------------

    For the full year 2005, Philip Morris USA Inc. (PM USA), Altria Group, Inc.'s domestic tobacco business, achieved balanced income and retail share growth. Shipment volume of 185.5 billion units was down 0.8% from the previous year, but was estimated to be essentially flat when adjusted for the timing of promotional shipments and trade inventory changes, and two less shipping days versus 2004. Premium mix for PM USA increased by 0.2 percentage points to 91.6%.
    Operating companies income increased 4.0%, to $4.6 billion, primarily driven by lower wholesale promotional allowance rates and aided by the reversal of a 2004 accrual related to tobacco quota buyout legislation, partially offset by lower volume, charges for the disposition of pool tobacco stock, higher R&D expenses and a $56 million accrual for the Boeken case.
    As shown in the following table, PM USA's total retail share reached a record 50.0% in 2005, driven by Marlboro, which increased its retail share by 0.5 points to a record 40.0%, as measured by the IRI/Capstone Total Retail Panel.

                Philip Morris USA Annual Retail Share*
                -------------------------------------

                                        2005       2004       Change
                                      ---------  ---------  ----------
Marlboro                                40.0%      39.5%       0.5 pp
Parliament                               1.7%       1.7%       0.0 pp
Virginia Slims                           2.3%       2.4%      -0.1 pp
Basic                                    4.3%       4.2%       0.1 pp
                                      ---------  ---------  ----------
Focus Brands                            48.3%      47.8%       0.5 pp
Other PM USA                             1.7%       2.0%      -0.3 pp
                                      ---------  ---------  ----------
Total PM USA                            50.0%      49.8%       0.2 pp

* IRI/Capstone Total Retail Panel was developed to measure market share in retail stores selling cigarettes. It is not designed to capture Internet or direct mail sales.

    PM USA's share of the premium category was stable at 62.1% for the full year, while its share of the declining discount category grew 0.2 share points to 16.3%, reflecting the performance of Basic. The total industry's premium category share increased 0.4 points to 73.6% for the full year, while the discount category share declined to 26.4%. Within the discount category, the share of the deep discount segment (which includes both major manufacturers' private label brands and all other manufacturers' discount brands) was flat at 11.8%.

2005 Fourth-Quarter Results
---------------------------

    For the fourth quarter of 2005, PM USA's total retail share was up
0.1 point to 50.0%. Shipment volume of 45.5 billion units was down 3.4% from the previous year, but was estimated to be essentially flat when adjusted for the timing of promotional shipments and trade inventory changes, and one less shipping day versus the fourth quarter of 2004.
    Operating companies income increased 0.4%, to $1.1 billion, primarily driven by lower wholesale promotional allowance rates and favorable quota buyout costs, largely offset by lower volume and the reversal of the first three quarters of Grower's Trust expense in the fourth quarter of 2004. During the quarter, PM USA announced a reduction in the wholesale promotional allowance on its Focus on Four brands of $0.50 per carton, from $5.50 to $5.00, effective December 19, 2005. In addition, effective December 27, 2005, the price of its non-focus brands was increased by $0.50 per carton.
    As shown in the following table, PM USA's total retail share improved in the fourth quarter of 2005 to 50.0%, driven by Marlboro. Share for Marlboro grew 0.4 points to 40.1% in the fourth quarter, while Basic's retail share was down 0.1 point to 4.2%.

              Philip Morris USA Quarterly Retail Share*
              ----------------------------------------

                                       Q4 2005    Q4 2004     Change
                                    -----------  ---------  ----------
Marlboro                                40.1%       39.7%     0.4 pp
Parliament                               1.7%        1.7%     0.0 pp
Virginia Slims                           2.3%        2.3%     0.0 pp
Basic                                    4.2%        4.3%    -0.1 pp
                                    -----------  ---------  ---------
Focus Brands                            48.3%       48.0%     0.3 pp
Other PM USA                             1.7%        1.9%    -0.2 pp
                                    -----------  ---------  ---------
Total PM USA                            50.0%       49.9%     0.1 pp

* See note above.

    The total industry's premium category share increased 0.5 points to 73.8% in the fourth quarter of 2005, while the discount category share correspondingly declined to 26.2%. Within the discount category, share was flat at 11.8% for the deep discount segment. In the premium category, PM USA's segment share declined by 0.1 point to 62.0% in the fourth quarter, reflecting significant levels of competitive bonus product promotions.

                         INTERNATIONAL TOBACCO
                         ---------------------

2005 Full-Year Results
----------------------

    For the full year 2005, cigarette shipment volume for Philip Morris International Inc. (PMI), Altria Group, Inc.'s international tobacco business, increased 5.7% to 804.5 billion units. Widespread volume gains in many markets, particularly Egypt, France, Mexico, the Philippines, Russia, Thailand, Turkey and Ukraine, coupled with acquisitions in Indonesia and Colombia, were partially offset by lower shipments in the EU. Excluding the impact of acquisitions, PMI's cigarette shipment volume increased 0.7% versus 2004. PMI's total tobacco volume, which included 7.1 billion cigarette equivalent units of other tobacco products (OTPs), grew 6.1% versus the prior year, and 1.2% excluding acquisitions.
    Operating companies income rose 19.2% to $7.8 billion due primarily to higher pricing, as well as the impact of acquisitions of $341 million, positive currency of $331 million, higher income from the return of the Marlboro license in Japan, the impact of a one-time inventory sale in Italy and a favorable comparison with 2004 when PMI recorded a $250 million charge for the E.C. agreement. These were partially offset by unfavorable volume/mix, higher R&D, manufacturing, distribution, trade and selling expenses and higher asset impairment and exit costs.
    PMI achieved market share gains in 2005 in many markets, including Egypt, France, Italy, Japan, Korea, Mexico, the Netherlands, the Philippines, Russia, Thailand, Turkey, Ukraine and the United Kingdom. In addition, in Indonesia, Sampoerna's share in 2005 was significantly higher than the prior year.
    Total Marlboro cigarette shipments of 322.1 billion increased 6.2 billion units or 2.0% in 2005. Gains in Eastern Europe, the Middle East and Africa, as well as higher inventories in Japan following the Marlboro take-back in May 2005 and the one-time inventory sale in Italy, were partially offset by declines in Germany and worldwide duty free. Excluding the one-time gains in Italy and Japan, Marlboro volume was essentially flat. Share gains for Marlboro were achieved in the top income markets of Egypt, France, Japan, Mexico, Portugal, Russia, Turkey, Ukraine and the United Kingdom.
    In the EU region, cigarette volume was down 2.7%, due primarily to Germany, and PMI's cigarette market share was 39.3%, down 0.2 points from the previous year.
    In Germany, the total cigarette market declined 14.7% or 16.7 billion units in 2005 versus the previous year. However, this was partially offset by an increase of 10.2 billion units of OTPs, principally tobacco portions, which are taxed at a significantly lower rate than cigarettes. In total, industry consumption of cigarettes and OTPs was down 4.3% for the full year. PMI's cigarette market share was down 0.2 points to 36.6%, while it recorded a 16.9% share of the tobacco portions segment, up 9.1 points versus prior year, driven by Marlboro, Next and f6 portions. While PMI's share of total tobacco consumption was down 0.8 points to 28.6%, it grew its share of total tobacco consumption sequentially through the year from 28.1% in the first quarter to 29.0% in the fourth quarter. During the fourth quarter of 2005, the European Court of Justice issued a mandate that requires the German government to equalize the tax burden between cigarettes and tobacco portions. As a result of this ruling, tobacco portions in Germany will be taxed at the same rate as cigarettes for products manufactured as of April 1, 2006. Accordingly, lower priced portions are expected to remain available at retail for some time due to anticipated high stock levels.
    In Italy, the total cigarette market was down 6.1% in 2005, largely reflecting tax driven pricing and the impact of indoor smoking restrictions in public places since January 2005. PMI's cigarette shipment volume increased 2.7%, due primarily to the one-time inventory sale to PMI's new distributor, Logista. Excluding the one-time inventory sale of 3.0 billion units, shipment volume in Italy was down 3.2%. However, share improved to 52.6% in 2005, an increase of 1.1 points, driven principally by Diana.
    In France, PMI's volume and share performance in 2005 were robust, reflecting a stable pricing environment and moderate price gaps. Shipments rose 2.5% and share grew from 39.8% to 41.7%, an increase of
1.9 points behind the strong performance of Marlboro and the Philip
Morris brand.
    In Spain, the total cigarette market declined 0.6%. PMI's shipments were down 2.2%, reflecting increased consumer down trading to the deep discount segment, which expanded to 20% for the full year 2005, double its 2004 share, and surged to a 31.2% share in the fourth quarter. As a result of growing price gaps, PMI's share declined 1.1 points to 34.5% for the full year, and declined 3.4 points to 31.5% in the fourth quarter, with a pronounced product mix deterioration. On January 21, 2006, the Spanish government raised excise taxes on cigarettes, which would have resulted in even larger price gaps if the tax increase had been passed on to consumers. Accordingly, PMI reduced its cigarette prices on January 26 to restore the competitiveness of its brands.
    In Eastern Europe, the Middle East and Africa, PMI's shipments grew 6.4%, due mainly to Ukraine, Turkey, Russia and Egypt. Shipments in Ukraine were up versus the same period a year ago, driven by improved economic conditions and continued up trading to Marlboro, Chesterfield, L&M and Bond Street. In Turkey, PMI shipment volume was up 8.6% and market share increased 4.4 points to 41.4%, fueled by the growth of Marlboro, Parliament, Lark, and Bond Street. Shipments in Russia were up 2.7% and market share rose 0.7 points to 27.0%, due to the continued success of Marlboro, Muratti, Parliament, Next and Chesterfield. In Egypt, shipments rose 39.6% and market share climbed
2.1 points to 8.8%, driven by the introduction of Next and the strong performance of Marlboro and L&M, reflecting better economic conditions and price stability.
    In Asia (including Japan) volume increased 21.3%, primarily due to the acquisition of Sampoerna in Indonesia. Excluding Sampoerna, volume was essentially flat. PMI achieved a full-year 26.1% share in Indonesia, driven by A Mild, Dji Sam Soe and A Hijau. The integration of Sampoerna into PMI's global operations has proceeded extremely well.
    In Japan, the total market declined 2.8% in 2005 while PMI's shipments were down slightly. Market share rose 0.3 points to a record 24.8%, driven by Marlboro and Virginia Slims. Marlboro Ultra Lights Menthol was successfully introduced in mid-2005, helping the Marlboro family to increase its share 0.5 points to 9.7%.
    In the Philippines, PMI's shipments increased 3.9% in 2005 and share rose 0.8 points to 30.5%, driven by Marlboro's successful sales programs and improved retail outlet coverage. In Thailand, PMI's shipments were up 17.4% and market share increased 3.3 points to 20.8% on the strength of L&M. In Korea, the total market was down over 20% in 2005, due to the December 2004 tax-driven price increase, and PMI's shipments declined 11.8%. However, PMI's market share in Korea grew
0.9 points to 8.3%, driven by Marlboro and Parliament.
    PMI's volume in Latin America increased 5.5%, reflecting the acquisition of Coltabaco in Colombia and higher shipments in Mexico, partially offset by declines in Argentina and Brazil. Excluding the impact of acquisitions, volume was down 3.8%. In Mexico, the cigarette industry declined 1.5% in 2005. However, PMI's shipments increased 1.0%, while market share rose 1.9 points to 62.1%, driven by Marlboro's continued momentum. In Argentina, the total market declined 1.4% and PMI's shipments were down 7.0%. Share declined 3.7 points to 61.4% in Argentina, due to a surge in the ultra low price segment. In Brazil, continued down trading to the low price segment resulted in a 6.2% decline in PMI's annual shipment volume and a market share loss of 1.5 points to 12.8%.

2005 Fourth-Quarter Results
---------------------------

    In the fourth quarter of 2005, cigarette shipment volume for PMI increased by 6.6% to 184.2 billion units, driven by gains in Turkey and Ukraine, and the impact of acquisitions in Indonesia and Colombia, partially offset by declines in the EU region, namely Germany, Italy and Poland. Excluding acquisitions, PMI's cigarette shipment volume declined 1.9% versus the same period a year ago. PMI's total tobacco volume, which includes 2.0 billion cigarette equivalent units of OTPs, grew 7.1% versus the prior year quarter, and was down 1.3% excluding acquisitions.
    Operating companies income rose 7.1% to $1.5 billion, driven by higher pricing and the impact of acquisitions of $121 million, partially offset by higher asset impairment and exit costs, negative currency of $11 million, unfavorable mix, higher R&D, marketing and selling expenses.
    PMI achieved market share gains in the fourth quarter in many markets, including Austria, Belgium, Egypt, France, Germany, Italy, Japan, Korea, Malaysia, Mexico, the Philippines, Russia, Thailand, Turkey, Ukraine and the United Kingdom. In addition, in Indonesia, Sampoerna's share in the quarter was significantly higher than the prior year.
    Total Marlboro cigarette shipments were down 1.3% in the fourth quarter, principally due to declines in Germany, Italy and worldwide duty free, partially offset by higher volume in Ukraine and Japan. However, Marlboro's share improved in many of its top income markets.
    In the EU region, cigarette volume declined 6.7% in the fourth quarter, due to declines in Germany, Italy and Poland. PMI's cigarette market share in the EU for the fourth quarter was down 1.4 points to 38.6%, due to losses in Spain as a result of the surge in the deep discount segment, and Poland, which was also impacted by consumer down trading.
    In Germany, PMI's cigarette market share rose 0.4 share points to 36.6%, off a depressed 2004 base. PMI's share of total tobacco consumption increased 0.6 points to 29.0%. However, PMI's cigarette volume declined 18.1% and total tobacco volume declined 7.0%. PMI's share of tobacco portions rose 10.1 points to 20.4% in the fourth quarter.
    In Italy, PMI's volume declined 7.6%, driven by a total market decline of 6.0% and the timing of shipments. Market share advanced 0.3 points to 52.3%, due to Diana's continued share momentum.
    In France, market share of 42.0% grew 1.7 points with Marlboro up
0.9 points to 30.4%.
    In Spain, PMI's shipments were down 1.4% and market share declined
3.4 points to 31.5%, due to losses incurred by Marlboro, Chesterfield and L&M, partially offset by the growth of Next and Basic.
    In Poland, PMI's volume declined 12.0% due to the continued growth of the deep discount segment. PMI's share was down 6.4 points to 36.9%, due mainly to L&M.
    In Eastern Europe, the Middle East and Africa, volume increased 4.3% in the fourth quarter, driven by Egypt, Russia, Serbia and Ukraine. In Russia, volume was up slightly and share increased 0.4 points to 27.0%, driven by Marlboro.
    In Asia (including Japan), volume was up 34.7% in the fourth quarter, due mainly to the acquisition in Indonesia. Excluding the impact of acquisitions, volume was down 2.5%. In Japan, the total market declined 3.7% and PMI cigarette volume was up slightly. Market share in Japan rose 0.3 points to 24.8%, driven by Marlboro, which added 0.6 points to 9.8% behind the success of Marlboro Ultra Lights Menthol. During the quarter, PMI launched Virginia Slims Duo in an innovative pack.
    During the fourth quarter, PMI and the China National Tobacco Corporation (CNTC) announced the establishment of a long-term strategic alliance. Agreements were signed for the licensed manufacture and sale of Marlboro in China and the formation of an international joint venture, equally owned by CNTC and PMI. The joint venture will offer consumers a portfolio of Chinese heritage brands globally and pursue other business development opportunities.
    In Latin America, PMI volume was up 8.2% in the fourth quarter, driven by the acquisition in Colombia. Excluding acquisitions, volume was down 3.4%, due mainly to lower consumption and the continued increase in the deep discount segment in both Argentina and Brazil.

                                 FOOD
                                 ----

    Yesterday, Kraft Foods Inc. (Kraft) reported 2005 fourth-quarter and full-year results. For the full year 2005, Kraft's net revenues were up 6.0% to $34.1 billion, reflecting pricing, positive mix, favorable currency of $533 million and the impact of the extra shipping week in 2005. Kraft estimates that this additional week positively impacted volume, revenue and operating income growth rates by approximately 2% for the full year and 7% for the fourth quarter.
    Ongoing volume was up approximately 2% for the full year, but was essentially flat on a comparable 52-week basis, including a 0.7 point benefit from acquisitions. Factors contributing to the volume softness included Kraft's focus on mix improvement, its SKU reduction program and the impact of pricing. The pricing impact was most pronounced in the competitive European environment, where discount retailers' store brands generally either lagged or did not follow Kraft's price increases.
    Operating income increased 3.0% to $4.8 billion for the full year, driven by positive mix, productivity and restructuring savings, lower restructuring and impairment costs, favorable currency of $90 million, gains on sales of businesses and brands and the benefit of the extra week. These were partially offset by significantly higher commodity costs (net of pricing), increased post-employment benefit costs and increased consumer marketing support.
    For the fourth quarter of 2005, Kraft's net revenues were up 10.0% to $9.7 billion, reflecting the benefits of favorable currency of $68 million and the benefit of the extra week, as well as pricing across multiple categories and countries and positive mix, partially offset by the impact of divestitures. Revenue growth was particularly strong in U.S. Beverages and U.S. Convenient Meals. Ongoing volume was down approximately 2% on a comparable 13-week basis, reflecting the factors mentioned above for full-year volume. Operating income was essentially flat at $1.2 billion, as increased post-employment benefit costs, higher restructuring and divestiture-related impairment costs and higher commodity costs (net of pricing) essentially offset productivity and restructuring savings, positive mix, favorable currency of $17 million and the benefit of an extra week of results.

                          NORTH AMERICAN FOOD
                          -------------------

2005 Full-Year Results
----------------------

    For the full year 2005, Kraft North America Commercial (KNAC) net revenues grew 5.6% to $23.3 billion, reflecting positive mix, net pricing, the benefit of the extra week and favorable currency of $172 million. Ongoing volume increased 2.8%, or approximately 1% adjusted for the extra week. Operating companies income declined 1.0% to $3.8 billion, with increased post-employment benefit costs, higher commodity costs net of pricing and increased marketing spending partially offset by productivity and restructuring savings, volume growth, positive mix, lower restructuring and impairment charges, the benefit of the extra week and favorable currency of $31 million.

2005 Fourth-Quarter Results
---------------------------

    For the fourth quarter of 2005, KNAC net revenues grew 11.0% to $6.4 billion, reflecting favorable currency of $44 million, the benefit of the extra week, positive mix and pricing. Revenue growth was strong across multiple categories, including coffee, meats, biscuits and cereals. Ongoing volume was up 7.3%, but was approximately flat excluding the impact of the extra week, as growth in meat and cheese was offset by the impact of the company's SKU reduction program. Operating companies income decreased 3.4% to $915 million, as higher commodity costs net of pricing, increased restructuring and impairment charges and higher post-employment benefit costs were partially offset by productivity and restructuring savings, the benefit of the extra week and favorable currency of $9 million.

                          INTERNATIONAL FOOD
                          ------------------

2005 Full-Year Results
----------------------

    For the full year 2005, net revenues for Kraft International Commercial (KIC) increased 7.0% to $10.8 billion, reflecting growth in both the Europe, Middle East & Africa and the Latin America & Asia Pacific segments, favorable currency of $361 million and the benefit of the extra week. Ongoing volume was down 0.6%, or approximately 3% adjusted for the impact of the extra week. Operating companies income increased 20.3% to $1.1 billion, benefiting from lower restructuring and impairment charges, a gain on sale of brands and related assets, positive mix, favorable currency of $59 million and the benefit of the extra week, partially offset by higher commodity costs net of pricing, increased developing market infrastructure costs and lost income from divestitures.

2005 Fourth-Quarter Results
---------------------------

    For the fourth quarter of 2005, net revenues for KIC were up 8.1% to $3.2 billion, benefiting from favorable currency of $24 million and the benefit of the extra week, and driven by positive mix and pricing, partially offset by the impact of divestitures. Revenues grew in most developing markets with particularly strong growth in Eastern Europe. Ongoing volume was up 0.7%, but was down approximately 6% excluding the additional week, reflecting the impact of pricing actions, particularly in coffee and chocolate in the EU, product re-sizing, particularly in Latin America, and the company's SKU reduction program. Operating companies income increased 10.0% to $330 million, driven by lower restructuring and impairment charges, positive mix, favorable currency of $8 million and the benefit of the extra week, partially offset by a loss on sale of brands and related assets and lost income from divestitures.

                          FINANCIAL SERVICES
                          ------------------

2005 Full-Year and Fourth-Quarter Results
-----------------------------------------

    Philip Morris Capital Corporation (PMCC) reported operating companies income of $31 million for the full year 2005 and $41 million for the fourth quarter of 2005, versus operating companies income of $144 million for the full year 2004 and an operating companies loss of $106 million for the fourth quarter of 2004. Results for the full year 2005 include a $200 million increase to the provision for losses related to the troubled airline industry in the third quarter of 2005, an increase of $60 million over the prior year's fourth quarter provision, and lower gains from asset sales partially offset by lower interest expense.
    Consistent with its strategic shift in 2003, PMCC is focused on managing its existing portfolio of finance assets in order to maximize gains and generate cash flow from asset sales and related activities. PMCC is no longer making new investments and expects that its operating companies income will fluctuate over time as investments mature or are sold.

Altria Group, Inc. Profile
--------------------------

    Altria Group, Inc. owns approximately 87.2% of the outstanding common shares of Kraft Foods Inc. and 100% of the outstanding common shares of Philip Morris International Inc., Philip Morris USA Inc. and Philip Morris Capital Corporation. In addition, Altria Group, Inc. owns 28.7% of SABMiller plc. The brand portfolio of Altria Group, Inc.'s consumer packaged goods companies includes such well-known names as Kraft, Jacobs, L&M, Marlboro, Maxwell House, Nabisco, Oreo, Oscar Mayer, Parliament, Philadelphia, Post and Virginia Slims. Altria Group, Inc. recorded 2005 net revenues of $97.9 billion.
    Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Altria Group, Inc.
    A complete copy of Altria Group, Inc.'s audited 2005 financial statements will be available through Altria Group, Inc.'s Web site after they are filed with the Securities and Exchange Commission on or about February 7, 2006. If you do not have Internet access but would like to receive a copy of the 2005 audited financial statements for Altria Group, Inc., please call toll free (800) 367-5415 in the U.S. and Canada to request a copy.

Forward-Looking and Cautionary Statements
-----------------------------------------

    This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.
    Altria Group, Inc.'s consumer products subsidiaries are subject to changing prices for raw materials; intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; the effects of foreign economies and local economic and market conditions; and unfavorable currency movements or changes to income tax laws. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower-priced products; to improve productivity; and to respond effectively to changing prices for their raw materials.
    Altria Group, Inc.'s tobacco subsidiaries (Philip Morris USA and Philip Morris International) continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the company's understanding of applicable law, bonding requirements and the absence of adequate appellate remedies to get timely relief from any of the foregoing; price disparities and changes in price disparities between premium and lowest-price brands; legislation, including actual and potential excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations.
    Altria Group, Inc. and its subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Annual Report on Form 10-K for the period ended December 31, 2004 and its Quarterly Report on Form 10-Q for the period ended September 30, 2005. Altria Group, Inc. cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.


ALTRIA GROUP, INC.                                         Schedule 1
and Subsidiaries
Condensed Statements of Earnings
For the Quarters Ended December 31,
(in millions, except per share data)
(Unaudited)

                                         2005       2004      % Change
                                     ---------------------------------
Net revenues                         $   24,490 $   22,380       9.4 %
Cost of sales                             9,877      9,030       9.4 %
Excise taxes on products (*)              6,663      6,016      10.8 %
                                     ----------------------
Gross profit                              7,950      7,334       8.4 %
Marketing, administration and
 research costs                           3,745      3,394
Domestic tobacco headquarters
 relocation charges                           1          6
Asset impairment and exit costs             307        159
Losses (gains) on sales of
 businesses, net                              7         (5)
Provision for airline industry
 exposure                                     -        140
                                     ----------------------
Operating companies income                3,890      3,640       6.9 %
Amortization of intangibles                  14          5
General corporate expenses                  237        158
Asset impairment and exit costs               9         29
                                     ----------------------
Operating income                          3,630      3,448       5.3 %
Interest and other debt expense, net        250        291
                                     ----------------------
Earnings from continuing operations
 before income taxes, minority
 interest, and equity earnings, net       3,380      3,157       7.1 %
Provision for income taxes                1,037      1,121      (7.5)%
                                     ----------------------
Earnings from continuing operations
 before minority interest and equity
 earnings, net                            2,343      2,036      15.1 %
Minority interest in earnings from
 continuing operations, and equity
 earnings, net                               54         46
                                     ----------------------
Earnings from continuing operations       2,289      1,990      15.0 %
(Loss) earnings from discontinued
 operations, net of income taxes and
 minority interest(**)                        -        (43)
                                     ----------------------
Net earnings                         $    2,289 $    1,947      17.6 %
                                     ======================

Per share data(***):
 Basic earnings per share from
  continuing operations              $     1.10 $     0.97      13.4 %
 Basic earnings per share from
  discontinued operations            $        - $    (0.02)
                                     ----------------------
 Basic earnings per share            $     1.10 $     0.95      15.8 %
                                     ======================

 Diluted earnings per share from
  continuing operations              $     1.09 $     0.96      13.5 %
 Diluted earnings per share from
  discontinued operations            $        - $    (0.02)
                                     ----------------------
 Diluted earnings per share          $     1.09 $     0.94      16.0 %
                                     ======================
Weighted average number of
shares outstanding - Basic                2,078      2,052       1.3 %
                   - Diluted              2,098      2,068       1.5 %

(*)   The detail of excise taxes on products sold is as follows:

                                         2005       2004
                                     ----------------------
Domestic tobacco                     $      898 $      930
International tobacco                     5,765      5,086
                                     ----------------------
Total excise taxes                   $    6,663 $    6,016
                                     ======================

(**) In 2004 discontinued operations includes $(59) from impairment loss, and $16 of earnings, net of minority interest.

(***) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.


ALTRIA GROUP, INC.                                         Schedule 2
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended December 31,
(in millions)
(Unaudited)



                                                North
                      Domestic   International  American International
                      tobacco      tobacco      food         food
                  ----------------------------------------------------
2005 Net Revenues $      4,467 $     10,303 $      6,438 $      3,225
2004 Net Revenues        4,420        9,113        5,801        2,983
% Change                   1.1%        13.1%        11.0%         8.1%

Reconciliation:
---------------
2004 Net Revenues $      4,420 $      9,113 $      5,801 $      2,983
Divested
 businesses - 2004           -            -          (38)         (31)
Divested
 businesses - 2005           -            -            -            4
Implementation -
 2004                        -            -            2            -
Implementation -
 2005                        -            -           (1)           -
Acquired
 businesses                  -          582            -            -
Currency                     -           68           44           24
Operations                  47          540          630          245
                  ----------------------------------------------------
2005 Net Revenues $      4,467 $     10,303 $      6,438 $      3,225
                  ====================================================

                    Financial
                    services       Total
                  --------------------------
2005 Net Revenues $         57 $     24,490
2004 Net Revenues           63       22,380
% Change                 (9.5)%         9.4%

Reconciliation:
---------------
2004 Net Revenues $         63 $     22,380
Divested
 businesses - 2004           -          (69)
Divested
 businesses - 2005           -            4
Implementation -
 2004                        -            2
Implementation -
 2005                        -           (1)
Acquired
 businesses                  -          582
Currency                     -          136
Operations                  (6)       1,456
                  --------------------------
2005 Net Revenues $         57 $     24,490
                  ==========================


Note:  The detail of excise taxes on products sold is as follows:
                        2005         2004
                   -------------------------
Domestic tobacco   $       898  $       930
International
 tobacco                 5,765        5,086
                   -------------------------
Total excise taxes $     6,663  $     6,016
                   =========================
Currency increased international tobacco excise taxes by $46 million.


ALTRIA GROUP, INC.                                         Schedule 3
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended December 31,
(in millions)
(Unaudited)

                                                North
                      Domestic   International  American International
                      tobacco      tobacco      food         food
                  ----------------------------------------------------
2005 Operating
 Companies Income $      1,080 $      1,524 $        915 $        330
2004 Operating
 Companies Income        1,076        1,423          947          300
% Change                   0.4%         7.1%       (3.4)%        10.0%
Reconciliation:
---------------
2004 Operating
 Companies Income $      1,076 $      1,423 $        947 $        300

Divested
 businesses - 2004           -            -           (7)         (10)
Domestic tobacco
 headquarters
 relocation
 charges - 2004              6            -            -            -
Asset impairment
 and exit costs -
 2004                        -           20          102           37
Gains on sales of
 businesses - 2004           -            -            -           (5)
Investment
 impairment - 2004           -            -            -           47
Implementation
 costs - 2004                -            -           27            6
Provision for
 airline industry
 exposure - 2004             -            -            -            -
                  ----------------------------------------------------
                             6           20          122           75
                  ----------------------------------------------------

Divested
 businesses - 2005           -            -            -            1
Domestic tobacco
 headquarters
 relocation
 charges - 2005             (1)           -            -            -
Asset impairment
 and exit costs -
 2005                        -          (33)        (211)         (63)
Losses on sales of
 businesses - 2005           -            -            -           (7)
Implementation
 costs - 2005                -            -          (12)         (14)
                  ----------------------------------------------------
                            (1)         (33)        (223)         (83)
                  ----------------------------------------------------

Acquired
 businesses                  -          121            -            -
Currency                     -          (11)           9            8
Operations                  (1)           4           60           30
                  ----------------------------------------------------
2005 Operating
 Companies Income $      1,080 $      1,524 $        915 $        330
                  ====================================================

                    Financial
                    services       Total
                   -------------------------
2005 Operating
 Companies Income  $        41  $     3,890
2004 Operating
 Companies Income         (106)       3,640
% Change                    NA          6.9%
Reconciliation:
---------------
2004 Operating
 Companies Income  $      (106) $     3,640

Divested
 businesses - 2004           -          (17)
Domestic tobacco
 headquarters
 relocation
 charges - 2004              -            6
Asset impairment
 and exit costs -
 2004                        -          159
Gains on sales of
 businesses - 2004           -           (5)
Investment
 impairment - 2004           -           47
Implementation
 costs - 2004                -           33
Provision for
 airline industry
 exposure - 2004           140          140
                   -------------------------
                           140          363
                   -------------------------

Divested
 businesses - 2005           -            1
Domestic tobacco
 headquarters
 relocation
 charges - 2005              -           (1)
Asset impairment
 and exit costs -
 2005                        -         (307)
Losses on sales of
 businesses - 2005           -           (7)
Implementation
 costs - 2005                -          (26)
                   -------------------------
                             -         (340)
                   -------------------------

Acquired
 businesses                  -          121
Currency                     -            6
Operations                   7          100
                   -------------------------
2005 Operating
 Companies Income  $        41  $     3,890
                   =========================


ALTRIA GROUP, INC.                                         Schedule 4
and Subsidiaries
Condensed Statements of Earnings
For the Twelve Months Ended December 31,
(in millions, except per share data)
(Unaudited)



                                         2005       2004      % Change
                                     ---------------------------------

Net revenues                         $   97,854 $   89,610       9.2 %
Cost of sales                            36,764     33,959       8.3 %
Excise taxes on products (*)             28,934     25,647      12.8 %
                                     ----------------------
Gross profit                             32,156     30,004       7.2 %
Marketing, administration and
 research costs                          14,078     13,014
Domestic tobacco headquarters
 relocation charges                           4         31
Domestic tobacco loss on U.S. tobacco
 pool                                       138          -
Domestic tobacco quota buy-out             (115)         -
International tobacco E.C. agreement          -        250
Asset impairment and exit costs             569        648
(Gains) losses on sales of
 businesses, net                           (108)         3
Provision for airline industry
 exposure                                   200        140
                                     ----------------------
Operating companies income               17,390     15,918       9.2 %
Amortization of intangibles                  28         17
General corporate expenses                  721        651
Asset impairment and exit costs              49         70
                                     ----------------------
Operating income                         16,592     15,180       9.3 %
Interest and other debt expense, net      1,157      1,176
                                     ----------------------
Earnings from continuing operations
 before income taxes, minority
 interest, and equity earnings, net      15,435     14,004      10.2 %
Provision for income taxes                4,618      4,540       1.7 %
                                     ----------------------
Earnings from continuing operations
 before minority interest and equity
 earnings, net                           10,817      9,464      14.3 %
Minority interest in earnings from
 continuing operations, and equity
 earnings, net                              149         44
                                     ----------------------
Earnings from continuing operations      10,668      9,420      13.2 %
(Loss) earnings from discontinued
 operations, net of income taxes and
 minority interest(**)                     (233)        (4)
                                     ----------------------
Net earnings                         $   10,435 $    9,416      10.8 %
                                     ======================

Per share data (***):
 Basic earnings per share from
  continuing operations              $     5.15 $     4.60      12.0 %
 Basic earnings per share from
  discontinued operations            $    (0.11)$        -
                                     ----------------------
 Basic earnings per share            $     5.04 $     4.60       9.6 %
                                     ======================

 Diluted earnings per share from
  continuing operations              $     5.10 $     4.57      11.6 %
 Diluted earnings per share from
  discontinued operations            $    (0.11)$    (0.01)
                                     ----------------------
 Diluted earnings per share          $     4.99 $     4.56       9.4 %
                                     ======================
Weighted average number of
shares outstanding - Basic                2,070      2,047       1.1 %
                   - Diluted              2,090      2,063       1.3 %

(*)   The detail of excise taxes on products sold is as follows:
                                         2005       2004
                                     ----------------------
Domestic tobacco                     $    3,659 $    3,694
International tobacco                    25,275     21,953
                                     ----------------------
Total excise taxes                   $   28,934 $   25,647
                                     ======================

(**) Discontinued operations 2005 includes $(255) from loss on sale, and $22 of earnings, net of minority interest impact. In 2004 discontinued operations includes $(59) from impairment loss, and $55 of earnings, net of minority interest impact.

(***) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.


ALTRIA GROUP, INC.                                         Schedule 5
and Subsidiaries
Selected Financial Data by Business Segment
For the Twelve Months Ended December 31,
(in millions)
(Unaudited)


                                                North
                      Domestic   International  American International
                      tobacco      tobacco      food         food
                  ----------------------------------------------------
2005 Net Revenues $     18,134 $     45,288 $     23,293 $     10,820
2004 Net Revenues       17,511       39,536       22,060       10,108
% Change                   3.6%        14.5%         5.6%         7.0%

Reconciliation:
---------------
2004 Net Revenues $     17,511 $     39,536 $     22,060 $     10,108
Divested
 businesses - 2004           -            -         (166)        (108)
Divested
 businesses - 2005           -            -           69           31
Implementation -
 2004                        -            -            7            -
Implementation -
 2005                        -            -           (2)           -
Acquired
 businesses                  -        1,604           41            1
Currency                     -        1,515          172          361
Operations                 623        2,633        1,112          427
                  ----------------------------------------------------
2005 Net Revenues $     18,134 $     45,288 $     23,293 $     10,820
                  ====================================================


                    Financial
                    services       Total
                  --------------------------
2005 Net Revenues $        319 $     97,854
2004 Net Revenues          395       89,610
% Change                (19.2)%         9.2%

Reconciliation:
---------------
2004 Net Revenues $        395 $     89,610
Divested
 businesses - 2004           -         (274)
Divested
 businesses - 2005           -          100
Implementation -
 2004                        -            7
Implementation -
 2005                        -           (2)
Acquired
 businesses                  -        1,646
Currency                     -        2,048
Operations                 (76)       4,719
                  --------------------------
2005 Net Revenues $        319 $     97,854
                  ==========================


Note:  The detail of excise taxes on products sold is as follows:
                        2005         2004
                   -------------------------
Domestic tobacco   $     3,659  $     3,694
International
 tobacco                25,275       21,953
                   -------------------------
Total excise taxes $    28,934  $    25,647
                   =========================

Currency increased international tobacco excise taxes by $939 million.


ALTRIA GROUP, INC.                                         Schedule 6
and Subsidiaries
Selected Financial Data by Business Segment
For the Twelve Months Ended December 31,
(in millions)
(Unaudited)



                                                North
                      Domestic   International  American International
                      tobacco      tobacco      food         food
                  ----------------------------------------------------
2005 Operating
 Companies Income $      4,581 $      7,825 $      3,831 $      1,122
2004 Operating
 Companies Income        4,405        6,566        3,870          933
% Change                   4.0%        19.2%       (1.0)%        20.3%
Reconciliation:
---------------
2004 Operating
 Companies Income $      4,405 $      6,566 $      3,870 $        933

Divested
 businesses - 2004           -            -          (11)         (28)
Domestic tobacco
 headquarters
 relocation
 charges - 2004             31            -            -            -
International
 tobacco E.C.
 agreement - 2004            -          250            -            -
Asset impairment
 and exit costs -
 2004                        1           44          391          212
Loss on sales of
 businesses - 2004           -            -            -            3
Investment
 impairment - 2004           -            -            -           47
Implementation
 costs - 2004                -            -           40           10
Provision for
 airline industry
 exposure - 2004             -            -            -            -
                   ---------------------------------------------------
                            32          294          420          244
                   ---------------------------------------------------

Divested
 businesses - 2005           -            -            2            4
Domestic tobacco
 headquarters
 relocation
 charges - 2005             (4)           -            -            -
Domestic tobacco
 loss on U.S.
 tobacco pool -
 2005                     (138)           -            -            -
Domestic tobacco
 quota buy-out -
 2005                      115            -            -            -
Asset impairment
 and exit costs -
 2005                        -          (90)        (335)        (144)
(Losses) / Gains
 on sales of
 businesses - 2005           -            -           (1)         109
Implementation
 costs - 2005                -            -          (55)         (32)
Provision for
 airline industry
 exposure                    -            -            -            -
                  ----------------------------------------------------
                           (27)         (90)        (389)         (63)
                  ----------------------------------------------------

Acquired
 businesses                  -          341            -            -
Currency                     -          331           31           59
Operations                 171          383         (101)         (51)
                  ----------------------------------------------------
2005 Operating
 Companies Income $      4,581 $      7,825 $      3,831 $      1,122
                  ====================================================


                     Financial
                     services       Total
                  --------------------------
2005 Operating
 Companies Income $         31 $     17,390
2004 Operating
 Companies Income          144       15,918
% Change                (78.5)%         9.2%
Reconciliation:
---------------
2004 Operating
 Companies Income $        144 $     15,918

Divested
 businesses - 2004           -          (39)
Domestic tobacco
 headquarters
 relocation
 charges - 2004              -           31
International
 tobacco E.C.
 agreement - 2004            -          250
Asset impairment
 and exit costs -
 2004                        -          648
Loss on sales of
 businesses - 2004           -            3
Investment
 impairment - 2004           -           47
Implementation
 costs - 2004                -           50
Provision for
 airline industry
 exposure - 2004           140          140
                  --------------------------
                           140        1,130
                  --------------------------

Divested
 businesses - 2005           -            6
Domestic tobacco
 headquarters
 relocation
 charges - 2005              -           (4)
Domestic tobacco
 loss on U.S.
 tobacco pool -
 2005                        -         (138)
Domestic tobacco
 quota buy-out -
 2005                        -          115
Asset impairment
 and exit costs -
 2005                        -         (569)
(Losses) / Gains
 on sales of
 businesses - 2005           -          108
Implementation
 costs - 2005                -          (87)
Provision for
 airline industry
 exposure                 (200)        (200)
                  --------------------------
                          (200)        (769)
                  --------------------------

Acquired
 businesses                  -          341
Currency                     -          421
Operations                 (53)         349
                  --------------------------
2005 Operating
 Companies Income $         31 $     17,390
                  ==========================


ALTRIA GROUP, INC.                                         Schedule 7
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Quarters Ended December 31,
($ in millions, except per share data)
(Unaudited)


                                         Net            Diluted
                                       Earnings          E.P.S.    (*)
                                    --------------   --------------

2005 Continuing Earnings            $       2,289    $        1.09
2004 Continuing Earnings            $       1,990    $        0.96
% Change                                     15.0 %           13.5 %

Reconciliation:
---------------
2004 Continuing Earnings            $       1,990    $        0.96

2004 Domestic tobacco headquarters
 relocation charges                             4                -
2004 Asset impairment, exit and
 implementation costs, net of
 minority interest impact                     122             0.06
2004 Gain on sales of business, net
 of minority interest impact                   (3)               -
2004 Corporate asset impairment and
 exit costs                                    19             0.01
2004 Investment impairment, net of
 minority interest impact                      26             0.01
2004 Provision for airline industry
 exposure                                      85             0.04
2004 Tax items, net of minority
 interest impact                               (4)               -
                                    --------------   --------------
                                              249             0.12
                                    --------------   --------------

2005 Asset impairment, exit and
 implementation costs, net of
 minority interest impact                    (198)           (0.10)
2005 Loss on sales of businesses,
 net of minority interest impact               (4)               -
2005 Corporate asset impairment and
 exit costs                                    (6)               -
2005 Tax items, net of minority
 interest impact                               51             0.02
                                    --------------   --------------
                                             (157)           (0.08)
                                    --------------   --------------

Currency                                        5                -
Change in shares                                -            (0.01)
Change in tax rate                            106             0.05
Operations                                     96             0.05
                                    --------------   --------------
2005 Continuing Earnings            $       2,289    $        1.09
                                    --------------   --------------
2005 Discontinued Earnings          $           -    $           -
                                    --------------   --------------
2005 Net Earnings                   $       2,289    $        1.09
                                    ==============   ==============

(*) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.


ALTRIA GROUP, INC.                                         Schedule 8
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Twelve Months Ended December 31,
($ in millions, except per share data)
(Unaudited)


                                         Net            Diluted
                                       Earnings          E.P.S.    (*)
                                    --------------   --------------

2005 Continuing Earnings            $      10,668    $        5.10
2004 Continuing Earnings            $       9,420    $        4.57
% Change                                     13.2 %           11.6 %

Reconciliation:
---------------
2004 Continuing Earnings            $       9,420    $        4.57

2004 Domestic tobacco headquarters
 relocation charges                            20             0.01
2004 Asset impairment, exit and
 implementation costs, net of
 minority interest impact                     401             0.19
2004 International tobacco E.C.
 agreement                                    161             0.08
2004 Loss on sales of businesses,
 net of minority interest impact                2                -
2004 Corporate asset impairment and
 exit costs                                    45             0.02
2004 Investment impairment, net of
 minority interest impact                      26             0.01
2004 Provision for airline industry
 exposure                                      85             0.04
2004 Tax items, net of minority
 interest impact                             (419)           (0.20)
2004 Gains from investments at
 SABMiller                                   (111)           (0.05)
                                    --------------   --------------
                                              210             0.10
                                    --------------   --------------

2005 Domestic tobacco headquarters
 relocation charges                            (2)               -
2005 Domestic tobacco loss on U.S.
 tobacco pool                                 (87)           (0.04)
2005 Domestic tobacco quota buy-out            72             0.03
2005 Asset impairment, exit and
 implementation costs, net of
 minority interest impact                    (393)           (0.19)
2005 Gains on sales of businesses,
 net of minority interest impact               60             0.03
2005 Corporate asset impairment and
 exit costs                                   (33)           (0.02)
2005 Provision for airline industry
 exposure                                    (129)           (0.06)
2005 Tax items, net of minority
 interest impact                              521             0.25
                                    --------------   --------------
                                                9                -
                                    --------------   --------------

Currency                                      272             0.13
Change in shares                                -            (0.07)
Change in tax rate                            332             0.16
Operations                                    425             0.21
                                    --------------   --------------
2005 Continuing Earnings            $      10,668    $        5.10
                                    --------------   --------------
2005 Discontinued Earnings          $        (233)   $       (0.11)
                                    --------------   --------------
2005 Net Earnings                   $      10,435    $        4.99
                                    ==============   ==============


(*) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.


ALTRIA GROUP, INC.                                         Schedule 9
and Subsidiaries
Condensed Balance Sheets
(in millions, except ratios)
(Unaudited)

                                            December 31,  December 31,
                                                2005          2004
                                            ------------  ------------
Assets
------
Cash and cash equivalents                   $     6,258   $     5,744
Assets of discontinued operations held for
 sale                                                 -         1,458
All other current assets                         19,523        18,699
Property, plant and equipment, net               16,678        16,305
Goodwill                                         31,219        28,056
Other intangible assets, net                     12,196        11,056
Other assets                                     14,667        12,485
                                            ------------  ------------
Total consumer products assets                  100,541        93,803
Total financial services assets                   7,408         7,845
                                            ------------  ------------
Total assets                                $   107,949   $   101,648
                                            ============  ============

Liabilities and Stockholders' Equity
------------------------------------
Short-term borrowings                       $     2,836   $     2,546
Current portion of long-term debt                 3,430         1,751
Accrued settlement charges                        3,503         3,501
All other current liabilities                    16,389        15,776
Long-term debt                                   15,653        16,462
Deferred income taxes                             8,492         8,295
Other long-term liabilities                      13,813        14,287
                                            ------------  ------------
Total consumer products liabilities              64,116        62,618
Total financial services liabilities              8,126         8,316
                                            ------------  ------------
Total liabilities                                72,242        70,934
Total stockholders' equity                       35,707        30,714
                                            ------------  ------------
Total liabilities and
stockholders' equity                        $   107,949   $   101,648
                                            ============  ============

Total consumer products debt                $    21,919   $    20,759
Debt/equity ratio - consumer products              0.61          0.68
Total debt                                  $    23,933   $    22,980
Total debt/equity ratio                            0.67          0.75